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                                                                      Exhibit 10

                              CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into as of March 29, 2003 (the "Agreement"), by and between Armstrong World Industries, Inc., a Pennsylvania corporation ("Armstrong") and Gerard L. Glenn ("Consultant").

WHEREAS, Consultant is employed as President, Armstrong DLW Europe (ADE) and has elected to retire from Armstrong effective July 1, 2003; and

WHEREAS, Consultant has developed experience and expertise in his prior role, and Armstrong desires to retain Consultant in a consulting capacity to serve as the Chairman of the Management Board of ADE from July 1, 2003 to December 31, 2004;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, Armstrong and Consultant do hereby agree as follows:

Section 1. Retirement from Employment

     Effective on July 1, 2003, Consultant will retire from full-time employment with Armstrong and resign from all positions held with Armstrong, ADE and any other affiliates of Armstrong Holdings, Inc. ("Holdings").

Section 2. Consulting Arrangement

     Effective July 1, 2003, and extending to December 31, 2004, Consultant will agree to provide consulting services to Armstrong and ADE in the role of Chairman of the Management Board of ADE.

Section 3. Compensation

     Consultant shall receive cash compensation payments payable monthly by Armstrong as follows:

     -----------------------------------------------------------------------
     Time Period                    Monthly Payment           Total Payments
     -----------------------------------------------------------------------
     July 2003 - December 2004        16,666.67                $ 300,000
     -----------------------------------------------------------------------

     In addition to the foregoing payments, Consultant shall receive two lump sum cash payments in the amount of $150,000 per payment payable October 1, 2003 and April 1, 2004.

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Section 4. Services

     Consultant shall provide appropriate services and time, and make himself available to fulfill the specific requirements of the role described above. The specific requirements for the position will be more fully described and agreed upon between Consultant and the President and CEO, Armstrong Floor Products.

     Except in the event of termination of this Agreement by Consultant under terms approved by Armstrong or by Armstrong by reason of Cause (as defined below), Consultant or Consultant's beneficiary shall be entitled to receive the compensation payments specified under Section 3 and the Management Achievement Plan and 2002/2003 Long-Term Cash Incentive Award payments as specified under Section 5. Cause for termination of this Agreement shall mean (i) the deliberate and continued failure by Consultant, after written notice from Armstrong, to devote the required time to provide the services agreed to; or (ii) the engaging by Consultant in gross misconduct which is demonstrably and materially injurious to Armstrong, monetarily or otherwise, including but not limited to Consultant's failure to meet the obligations of Section 9 of this Agreement and acts of fraud, willful negligence or embezzlement by Consultant.

Section 5. Incentive Compensation / Cash Retention Payment

     Management Achievement Plan - Consultant will cease participation in the Management Achievement Plan effective March 31, 2003 and will be eligible for pro-rated participation for 2003 subject to the terms of the plan, based upon his retirement date.

     2002/2003 Long-Term Cash Incentive Award - Consultant will be eligible for pro-rated participation at a rate of 62.5% of the normal payment amount.

     2003 Cash Retention Payment - Consultant will forfeit the Cash Retention Payment scheduled to be paid December 31, 2003.

Section 6. Severance Pay / Individual Change in Control Agreement

     Following the execution of this Agreement, Consultant shall (i) be ineligible for severance benefits and the Consultant's Individual Change in Control Agreement shall be deemed terminated; and (ii) waive all claims past, present or future to any severance or Change in Control payments.

Section 7. Employee Benefit Continuation

     Consultant shall be eligible to participate in employee benefit plans in accordance with his eligibility as a retiree and shall also be eligible for a company-paid annual physical exam. All other benefits shall cease, including but not limited to long-term disability insurance and personal financial planning services.

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Section 8. International Assignment Benefits

     During the period of the Consultant's participation in this Agreement, Armstrong shall continue to provide benefits equivalent to the International Assignment benefits to which Consultant would have been eligible had he continued employment with Armstrong. Tax equalization payments shall be determined on the basis of Consultant's actual compensation received, which shall also be included in the hypothetical tax calculation. Consultant shall be eligible for five home leave trips during the period of this agreement.

Section 9. Non-Competition & Confidentiality

     Except as permitted with the prior written consent of the Holdings' Board of Directors, Consultant shall not, during the eighteen-month period beginning July 1, 2003, directly or indirectly, own, enter into the employ of or render any services (whether as a consultant or otherwise) to any person, firm or corporation, within the United States or any foreign country in which any affiliate of Holdings is doing or is contemplating doing business on July 1, 2003, which is a competitor of any affiliate of Holdings with respect to products the affiliates of Holdings are then producing or services which affiliates of Holdings are then providing.

     Consultant recognizes he has a duty and obligation to the Company to continue to protect its confidential and proprietary information and any trade secrets belonging to the Company ("Confidential Information") which includes but is not limited to information pertaining to pricing, customer lists, research or development, distribution, technology, product design, potential acquisitions, claims against the Company, litigation and litigation strategy, production processes and know-how, and marketing and therefore agrees that:

     a. Any and all Company Confidential Information produced or received by Consultant during her employment and hereafter is the property of the Company.

     b. Consultant shall not use, disclose, divulge or convey to any third person, anywhere in the world, any Confidential Information belonging to the Company or its affiliates until such time as such information or secrets become publicly known by legitimate means, such as public disclosure by the Company or otherwise through no wrongful act by Consultant.

Section 10. Entire Agreement

     This document represents the entire agreement between the parties with regard to the subject matter contained herein. This Agreement supersedes any prior agreements, whether oral or written, explicit or implicit.

Section 11. Modification and Waiver

     No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by each of the parties hereto.

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Section 12. Successors

     The Consultant's obligations hereunder will inure to the benefit of any and all successors of Armstrong and Holdings whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise. Employee will perform his obligations under this Agreement in the same manner if no such succession had taken place.

Section 13. Confidentiality

     With the exception of immediate family and personal financial advisors, Consultant shall not disclose the terms of this Agreement, including Consultant's engagement in a consulting capacity, to any other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                          ARMSTRONG WORLD INDUSTRIES, INC.

                                          By: /s/ Chan W. Galbato
                                              ----------------------------------
                                              Chan W. Galbato
                                              President & CEO,
                                              Armstrong Floor Products

CONSULTANT:                               WITNESS:

/s/ Gerald L. Glenn                       /s/ Monika F.E. Glenn
--------------------------------          --------------------------------------
Gerard L. Glenn                           Printed Name: Monika F.E. Glenn
                                                        ------------------------
                                          Date: March 29, 2003
                                                --------------------------------